Exhibit 6.6

Kindara-Hana Quality Agreement

Table of Contents

1	Administrative Elements			3
	1.1	Scope		3
	1.2	Summary and Overview of Agreement		3
	1.3	Parties to the Agreement		5
	1.4	Definitions, Abbreviations, and Acronyms		5
	1.5	Referenced Documents		6
	1.6	Products and Services Covered by this Agreement		6
	1.7	Site(s) Involved		7
	1.8	Quality Management System		7
		1.8.1	Quality System Regulation	7
		1.8.2	ISO 9001:2015	7
	1.9	Use of Third Parties		8
		1.9.1	Supplier Selected	8
	1.10	Term of Agreement		8
	1.11	Assignment		8
2	Compliance			9
	2.1	Specifications		9
	2.2	Specification Changes		9
	2.3	Activity by Regulators, Notified Bodies, or Certification Bodies		9
3	Manufacturing, Packaging, and Labeling			10
	3.1	Environmental Control		10
	3.2	Personnel		10
	3.3	Equipment		10
	3.4	Automated Processes		11
	3.5	Inspection, Measuring, and Test Equipment		11
	3.6	Process Validation		11
	3.7	Labeling Operations		12
	3.8	Packaging Operations		12
4	Documentation and Records			12
	4.1	Device History Record		12
	4.2	Record Retention		13
5	Storage and Shipment			13
	5.1	Storage		13
6	Change Control			14
	6.1	Change Requests		14

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7	Non-Conformance, CAPA, and Complaints			14
	7.1	Disposition of Non-Conforming Materials		14
	7.2	Corrective Action		15
		7.2.1	Supplier-Initiated Corrective Action	15
		7.2.2	Customer-Initiated Corrective Action	15
	7.3	Complaints		16
		7.3.l	Customer-Received Complaints	16
8	Auditing			16
	8.1	Customer Audits of Supplier Facilities		16
	8.2	Customer Audit Findings		16

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1	Administrative Elements

1.1	Scope

This agreement defines the Quality Agreement between Kindara, Inc., and Hana Microelectronics Public Company Limited (“the Parties”). It defines the commitment both parties make to ensure that their respective products and services satisfy the quality and regulatory requirements called out in this agreement. Both parties agree to cooperate in the success of this agreement. Kindara has requested the commitments in this Agreement, and Hana has made references throughout to their internal procedures which enable Hana’s conformance.

This agreement does not define the forecasting, ordering, delivery, or pricing requirements for either party. This agreement does not define the specifications for the products or services covered.

1.2	Summary and Overview of Agreement

Under its Quality Management System, Customer must provide certain information to its Supplier, and require Supplier to meet certain standard. This section summarizes those requirements, which are explained in greater detail throughout the Agreement.

Customer agrees to:

1.	Provide all designs, specifications, requirements and instructions needed by Supplier to manufacture the product,
2.	Redesign any changes needed in the product, and deliver new designs, specifications, requirements and instructions as appropriate to Supplier. Any new documents will be issued under Customer’s design control procedure and will replace old documents,
3.	As needed, provide revisions of any requirements document when changes are needed to the product or manufacturing process,
4.	Audit Supplier to meet the requirements in this Quality Agreement, and maintain records of such audits,
5.	Control all returns from customers. Supplier will only rework such parts at Customer’s request.

Supplier agrees to:

1.	Obtain and maintain a third party quality system certification to an international quality standard, such as ISO 9001,

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2.	Establish and maintain a quality manual and provide it to Customer, Hana’s Quality Manual is numbered 000-0001 - 000-0006 in Hana’s Quality Management System.
3.	Maintain and make available to Customer specific records identified below:
a.	Establish and maintain a Document and Data Control Procedure (Hana no. 001-0400) as specified by Customer for each product (see below),
b.	Control all documents relating to work done for Customer under the same Document and Data Control Procedure,
c.	Notify Customer prior to changes to documents used for Customer so Customer can evaluate and approve the change, under Hana’s procedure no. 003-0406 for Change Management Procedure & 003-0409 Engineering Change Notice
d.	Use current versions of documents as identified and provided by Customer,
e.	Maintain Customer manufacturing records for a minimum of 3 years, under Hana procedure no. 001-1400 Quality Record Control Procedure
f.	Establish and maintain an organizational chart and make it available to Customer, under Hana’s 007-0113 Organization Chart Arrangement Instruction
4.	Under the Quality System, perform the following functions:
a.	Validate and verify manufacturing and related processes as needed to ensure that Customer’s requirements are met, as provided by Supplier’s Quality System. See Hana procedure no. 001-0200 for Quality Planning Procedure
b.	provide sufficient resources for meeting the agreed Customer’s requirements, Refer to Hana quality manual no. 000-0004 Quality Manual : Resource Management
c.	Train employees who work on Customer’s product, as found in Hana procedure no. 001-1600 for Training Procedure
i.	Maintain training records for employees who work on Customer’s product,
d.	Establish an equipment maintenance program for equipment used during work for Customer. Refer to the following Hana Procedures:
i.	001-0900 for Calibration Procedure,
ii.	003-0203 Facility and Tooling Management Procedure,
iii.	003-2000 Production Equipment Handling Procedure &
iv.	003-2002 PM Procedure for Production Equipment
v.	Maintain records of equipment maintenance using the cited Procedures,
e.	Establish verification, validation, monitoring, inspection, and test activities as specified by and agreed with Customer,
f.	Purchase items used for Customer product as specified by Customer,
g.	Perform verification of purchased product as specified by Customer,

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h.	Maintain manufacturing batch records for Customer’s product, including lot codes and serial numbers for traceability. Refer to Hana procedure no. 001-0700 for Product Identification and Traceability Procedure
i.	Perform process validation for those processes identified by Customer,
j.	Maintain calibration of monitoring and measuring devices used on Customer product Refer to Hana procedure no.001-0700 for Product Identification and Traceability Procedure
k.	Monitor and measure the characteristics of Customer product to verify that product requirements have been met, Refer to Hana procedure no.001-2000 for Process Control and no.001-0800 for Inspection and Testing Procedure
l.	Maintain processes without changes unless approved by Customer, Refer to Hana procedure no. 003-0406 for Change Management & 003-0409 for Engineering Change Notice
m.	Ensure that product which does not conform to Customer’s product requirements is identified and controlled to prevent its unintended use or delivery to Customer, Refer to Hana procedure no.001-1100 for Control of Nonconforming Product Procedure.
n.	Support Customer as requested in customer complaint investigation activities, and corrective and preventative action activities. Refer to Hana procedure no.001-1700 for Quality Complaint Handling Procedure.

1.3	Parties to the Agreement

This Quality Agreement is executed between Hana Microelectronics Public Company Limited with its business address at 101/2 Moo 4, EPZ Northern Region Industrial Estate, Lamphun 51000 Thailand, hereafter referred to as “Supplier” and Kindara, Inc. with its business address at 2560 28th Street, Suite 202, Boulder CO, 80301 USA, hereafter referred to as “Customer”.

Supplier agrees to provide the goods or services defined below in full conformance with the requirements of this agreement.

The Supplier has been chosen by the Customer due to the Supplier’s manufacturing experience, excellence, reliability, robust new product introduction system, specific experience manufacturing medical devices, and the Supplier’s existing ISO 9001 Quality Management System.

1.4	Definitions, Abbreviations, and Acronyms

The following terms are included in this agreement:

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Accuracy - A statement of how close a measured value is to the actual (true) value. See also, precision.

Complaint - A written, electronic, or verbal communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution.

Concession - Permission to use or release material that does not conform to specified requirements. A concession is frequently called a Use-As-Is (UAI) disposition.

Corrective Action - Action to eliminate the cause of a detected nonconformity or other undesirable situation.

Directed Procurement - A case in which the Customer directs the Supplier to obtain a good or service from a particular third party. In a directed procurement, the Customer is responsible for product qualification, third party vendor qualification, etc. The Supplier should track and report the third party vendor’s performance metrics to the Customer.

FIFO - First In, First Out

IM&TE - Inspection, measuring, and test equipment.

Precision - A statement about the repeatability of a measure. See also, accuracy.

Product - Product is the output of a process and includes, but is not limited to, goods, services, software, documentation, and consulting.

Promptly - Unless specified otherwise, promptly means within ten working days.

QMS - Quality Management System.

Repair - Action on nonconforming material to make it acceptable for the intended use.

Rework - Action on nonconforming material to make it conform to the requirements.

RMS - Risk Management System.

1.5	Referenced Documents

ISO 9001:2015	Quality Management Systems — Requirements
EN ISO 13485:2003	Medical devices — Quality management systems — Requirements for regulatory purposes

1.6	Products and Services Covered by this Agreement

This agreement pertains to the products and services listed in the table below.

Product Name	Supplier’s Part Number	Customer’s Part Number

Wink		WINK1-BL1

Wink with leather cord holder		WINK1-BL2

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1.7	Site(s) Involved

The supplier produces the product at any of the sites listed below. The Supplier ships the product to the Customer from any of the sites listed below.

Supplier Production Sites	Supplier Distribution Sites

Hana Microelectronics LPN-1 acility in Lamphun, Thailand	Not applicable

The Customer receives the product at any of the sites listed below.

Customer Sites Involved in this Quality Agreement

Epic Fulfillment, Colorado, USA

Kindara Service Center, Colorado, USA

Industrial Underground, Colorado, USA

1.8	Quality Management System

1.8.1	Quality System Regulation

The Customer shall maintain a Quality Management System (QMS) that conforms to the requirements of EN ISO 13485:2003. Supplier is NOT required to meet EN ISO 13485, but is required to meet ISO 9001:2015 and the requirements specified in this Quality Agreement.

1.8.2	ISO 9001:2015

The Supplier shall maintain a Quality Management System (QMS) that conforms to the requirements of ISO 9001:2015.

The Supplier shall register the QMS with a registrar acceptable to the Customer. The Supplier shall provide a copy of the registration certificate to the Customer.

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Should the Supplier determine that a requirement of ISO 9001:2015 is not appropriate or not applicable to the product delivered, the Supplier shall notify the Customer within thirty days of making that determination. Refer to Hana procedure number 007-0301 for Customer Order Processing and Production Planning Instruction.

1.9	Use of Third Parties

1.9.1	Supplier Selected

If the Supplier uses a Third Party Supplier to manufacture, package, label, test, or release Customer’s product, the role of the Third Party Supplier is identified in the table below. Any Third Party Supplier must be managed to meet the requirements of this Quality Agreement and ISO 9001:2015.

Third Party Supplier	Product or Service	ISO 9001 Compliant?

Note: If the Supplier considers the list of Third Party Suppliers as confidential, define the methods to protect the intellectual property. This could include non-disclosure agreements, confidentiality agreements, etc.

1.10	Term of Agreement

This Agreement shall become effective and binding upon the date of the final signature and shall remain in effect until 3 years after the last delivery of any product by the Supplier to the Customer, unless the Customer specifically requests an extension of the Agreement. Either party may terminate this Agreement by giving 6 months written notice to the other party.

1.11	Assignment

Neither party shall have the right to assign any or all of it rights or obligations under this agreement without the other party’s prior written consent, which shall not unreasonably be withheld. The foregoing notwithstanding, prior written consent shall not be required in connection with a merger, consolidation, or a sale of all or substantially all of either party’s assets to a third party, except if such merger, consolidation, or sale is with a competitor of the other party.

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2	Compliance

2.1	Specifications

The customer shall define the specifications for the product the Supplier provides. This could take many forms, including drawings, reference to commercial specifications, identity of brand names, and standards. The specifications may be paper documents, electronic documents, or other appropriate media.

The Supplier undertakes to deliver product in full conformance to the agreed specifications. Refer to Hana procedure no.001-0400 for Document and Data Control Procedure.

2.2	Specification Changes

Changes to specifications are made by mutual agreement between the Supplier and the Customer. In addition to agreement to the change, the Supplier and Customer will determine the effective date of the change. Refer to Hana procedure no. 003-0406 Change Management Procedure & 003-0409 Engineering Change Notice.

When the specifications include references to brand names, the Supplier and Customer will mutually agree on the implementation of any changes made in the brand name product.

2.3	Activity by Regulators, Notified Bodies, or Certification Bodies

The Supplier shall promptly notify the Customer of any inspections, audits, formal visits, etc. of any regulator, notified body, or certification body acting in a formal capacity. Supplier will notify Customer of any issue within 10 working days.

Upon the Customer’s request, the Supplier shall disclose the results of any inspections or audits and the associated cause and corrective action.

The Supplier shall promptly notify the Customer of any inspection or audit findings that impact the safety, effectiveness, conformity, or availability of product the Supplier provides to the Customer.

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3	Manufacturing, Packaging, and Labeling

3.1	Environmental Control

If environmental conditions could reasonably be expected to have an adverse effect on product quality, the Supplier shall establish and maintain procedures, including maintenance, adjustment, and inspection to adequately control these environmental conditions. Refer to Hana procedure no.003-1902 for Environment Control Procedure.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

3.2	Personnel

If contact between personnel and the product could reasonably be expected to have an adverse effect on product quality, the Supplier shall maintain requirements for the health, cleanliness, personal practices, and clothing of personnel to adequately control this contact. Refer to Hana’s following procedures :-

-  SHE-02-002 for Customer Safety Occupational Health and Environment Requirement Handling Procedure

-  003-1902 for Environment Control Procedure,

-  003-1906 for Electrostatic Discharge (ESD) Control Procedure

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

3.3	Equipment

The Supplier shall ensure that all equipment used in the manufacturing process for product is appropriately designed, constructed, placed, and installed. Refer to Hana’s following procedures

-  003-2001 Equipment Buy-off Procedure and

-  003-2003 Tool buy-off Procedure

The Supplier shall establish and maintain schedules for the adjustment, cleaning, and other maintenance of equipment to ensure that manufacturing specifications are met. Refer to Hana procedure no. 003-2000 for Production Equipment Handling Procedure and 003-2002 PM Procedure for Production Equipment.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

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3.4	Automated Processes

If the Supplier uses computers, software, or other automated methods as part of the production process, the Supplier shall validate the computer software for its intended use. The validation process shall create a validation protocol (describing the planned activities) and a validation report (documenting the outcome of the planned activities). All software changes shall be similarly validated prior to use. Refer to Hana procedure no. 003-0405 for Test and Programming Software Control.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

3.5	Inspection, Measuring, and Test Equipment

The Supplier shall ensure that all inspection, measuring, and test equipment (IM&TE) used in the manufacturing process for product is suitable for its intended purposes and is capable of producing valid results. Suitability includes limits for accuracy and precision. For customized parts/components, if there are any specific criteria, customer will define those criterias. Refer to Hana procedure no.001-0800 for Inspection and Testing Procedure.

The Supplier shall establish and maintain schedules for the calibration, adjustment, cleaning, and other maintenance of IM&TE equipment to ensure that manufacturing specifications are met.

Calibration standards used for IM&TE shall be traceable to national or international standards.

Refer to procedure no.001-0900 Calibration Procedure,

003-0203 Facility and Tooling Management Procedure,

003-2000 Production Equipment Handling Procedure &

003-2002 PM Procedure for Production Equipment.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

3.6	Process Validation

If the output of a Supplier’s process is not fully verified by a subsequent inspection or test, the Supplier shall validate the process with a high degree of assurance, typically demonstrating a Cpk> 1.33. Refer to Hana procedure no. 007-1803 (Machine and Process Capability Study).

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The validation process shall create a validation protocol (describing the planned activities) and a validation report (documenting the outcome of the planned activities). All validated process changes shall be similarly validated prior to use.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

When the Supplier ships products produced using a validated process, the Supplier shall maintain process documentation showing the date the process was operated, the name of the operator, the identity of major equipment used, the identity and calibration recall date of the IM&TE used in the process, and the setting of each input process parameter. Refer to Hana procedure no.001-0700 for Product Identification and Traceability Procedure.

3.7	Labeling Operations

The Supplier shall control all labeling and packaging operations to prevent labelling mix-ups. Refer to Hana procedure no.001-0700 for Product Identification and Traceability Procedure.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

3.8	Packaging Operations

The Supplier shall pack and package the product using the packaging work instructions provided by the Customer to protect the product from deterioration or damage during processing, storage, handling, and shipment.

The Supplier shall maintain records of these activities and make them available to the Customer upon request.

4	Documentation and Records

4.1	Device History Record

The Supplier and Customer will agree on which party maintains selected portions of the Device History Record required by the Customer’s QMS. The responsibilities are defined in the following table.

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Record	Supplier	Customer	Specific Records

Device specifications		X

Production process specification		X

Quality assurance procedures and specifications	X	X

Labeling specifications		X

Packaging specifications		X

Installation procedures and methods*	X

Installation records*	X

Maintenance procedures and methods*	X

Maintenance records*	X

Servicing procedures and methods*	X

Servicing records*	X

*For equipment used in the manufacturing process

Upon request of the Customer, the Supplier shall make all device history records available within two working days.

4.2	Record Retention

Records required by the agreed upon quality system shall be maintained for a period of 3 years from the termination of this Quality Agreement.

5	Storage and Shipment

5.1	Storage

The Supplier shall establish and maintain procedures to control storage areas and stock rooms to prevent mix-ups, damage, deterioration, contamination, or other adverse effects.

The Supplier shall ensure that all products are stored to facilitate proper stock rotation, and ensure that product is retrieved from stock using First In, First Out (FIFO) methodology. Refer to Hana’s below procedures:-

-  001-1300 Handling, Storage, Packaging, Preservation and Delivery Procedure &

-  003-1301 Material Control Procedure.

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6	Change Control

6.1	Change Requests

If the Supplier requests to change a document, specification, drawing, etc, under the Customer’s control, the Supplier shall document the request including the specific change, the reason for the change, the benefit derived from approving the request, the loss incurred from disapproving the request, and the anticipated lead time before the change is reflected in the product. Refer to Hana procedure no. 003-0406 for Change Management Procedure & 003-0409 Engineering Change Notice.

The Customer shall promptly acknowledge receipt of each change request.

The Customer shall make a decision to accept or reject the change within thirty days of acknowledging receipt. For accepted changes, the Supplier and Customer will work together to develop a plan to implement the change.

7	Non-Conformance, CAPA, and Complaints

7.1	Disposition of Non-Conforming Materials

The Supplier shall segregate, investigate, and disposition all nonconfotming material. The Supplier is authorized to make rework and scrap dispositions without Customer Authorization. Concession or repair dispositions require the Customer’s written authorization. Refer to Hana procedure no. 001-1100 for Control of Nonconforming Product Procedure and no. 007-0824 for Return Material / Products From Customer Handling.

If the Supplier requests authorization for a repair or concession disposition, the Supplier shall document the disposition request including the inspection or test conducted, the actual results, and if applicable, the proposed repair.

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7.2	Corrective Action

7.2.1	Supplier-Initiated Corrective Action

Pursuant to ISO 9001, the Supplier shall notify customer and initiate corrective action for all detected nonconfonning material regardless of disposition. Corrective Action shall include the following steps:

1.	Determine the cause(s) of nonconformity
2.	Evaluate the need for action to ensure the nonconformity doesn’t recur
3.	Determine the action needed to prevent recurrence
4.	Implement the action needed to prevent recurrence
5.	Review the effectiveness of the corrective action

Refer to Hana procedure no. 001-1200 for Corrective and Preventive Action Procedure.

The Supplier shall keep records of these activities and make them available to the Customer upon request.

7.2.2	Customer-Initiated Corrective Action

The Customer will interface with consumers for all product feedback, including all complaints and post market activities, pursuant to its QMS, as described in section 7.3. The Customer may initiate corrective action from the Supplier when the Customer identifies a nonconformity. Refer to Hana procedure no.001-1200 for Corrective and Preventive Action Procedure.

The Supplier shall begin corrective action upon receipt of the Customer’s initiation. Corrective Action shall include the following steps:

1.	Determine the cause(s) of nonconformity
2.	Evaluate the need for action to ensure the nonconformity doesn’t recur
3.	Determine the action needed to prevent recurrence
4.	Implement the action needed to prevent recurrence
5.	Review the effectiveness of the corrective action

Refer to Hana procedure no.001-1700 for Quality Complaint Handling Procedure.

The Supplier shall report the results of the corrective action to the Customer within 15 working days of initiation. When the Corrective Action is not completed within 15 working days, the

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Supplier shall provide a status report every 5 working days until the corrective action is completed.

7.3	Complaints

7.3.1	Customer-Received Complaints

If the Customer receives a complaint related to the product the Customer supplies, the Customer will enter the complaint into the Customer’s Complaint Management System and review and evaluate the complaint to determine whether an investigation is necessary.

If the Customer requires the Supplier’s assistance in the investigation, the Customer will follow the Customer Initiated Corrective Action described above. Refer to Hana procedure no. 001-1700 for Quality Complaint Handling Procedure.

8	Auditing

8.1	Customer Audits of Supplier Facilities

The Supplier shall allow the Customer, or its authorized representative, to perform audits of the Supplier’s facilities, systems, documentation and other requirements related to this agreement.

Audits shall be conducted at mutually agreed dates and times.

The Supplier and Customer will agree upon methods to protect intellectual property such as confidentiality agreements, non-disclosure agreements, etc. Refer to Hana procedure no. 000-0005 / Quality Manual : Product Realization.

8.2	Customer Audit Findings

When conducting audits at the Supplier’s location, the Customer will issue an Audit Report within five working days of the audit’s conclusion.

The Supplier shall issue a plan to determine the correction, cause, and corrective action for each finding within thirty days of the Audit Report’s issue date. Refer to Hana procedure no. 001-1200 for Corrective And Preventive Action Procedure.

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Supplier Representative Name	Mr. Wing Keung Chow, Vice President & General Manager

Supplier Representative Signature	/s/ Wing Keung Chow

Date of Supplier Signature	March 14, 2016

Customer Representative Name	Sally Hatcher, President & COO

Customer Representative Signature	/s/ Sally Hatcher

Date of Customer Signature	March 10, 2016

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